EXHIBIT 10.9



                    TECHNOLOGY LICENSE AND SERVICE AGREEMENT




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                  BATTERY TECHNOLOGIES (INTERNATIONAL) LIMITED


                                     - and -


                               RAYOVAC CORPORATION

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Tory Tory DesLauriers & Binnington      Foley & Larder
Suite 3000, IBM Tower                   First Wisconsin Center
P.O. Box 270                            777 East Wisconsin Avenue
Toronto-Dominion Centre                 Milwaukee, Wisconsin
Toronto, Ontario                        U.S.A.
M5K 1N2                                 53202-5367
Attention:        Barry J. Reiter       Attention:  James P. O'Shaughnessy
Tel:     (416) 865-7381                 Tel:     (414) 271-2400
Fax:     (416) 865-7380                 Fax:     (414) 289-3971





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                                TABLE OF CONTENTS


ARTICLE 1  -  DEFINITIONS.................................................  2

ARTICLE 2  -  GRANT OF LICENSE AND EXTENT OF LICENSE......................  6

ARTICLE 3  -  PROVISION OF TRAINING, INSTRUCTION AND
              TECHNICAL ASSISTANCE........................................  8

ARTICLE 4  -  NET SALES ROYALTIES......................................... 10

ARTICLE 5  -  TECHNICAL SERVICE FEE AND MINIMUM ROYALTIES................. 12

ARTICLE 6  -  PERFORMANCE................................................. 13

ARTICLE 7  -  QUALITY AND MARKING......................................... 14

ARTICLE 8  -  INSURANCE................................................... 14

ARTICLE 9  -  IMPROVEMENTS................................................ 15

ARTICLE 10 - INTENTIONALLY DELETED........................................ 18

ARTICLE 11 - NON-COMPETITION.............................................. 18

ARTICLE 12 - INFRINGEMENT................................................. 19

ARTICLE 13 - MAINTENANCE OF THE PATENTS................................... 20

ARTICLE 14 - NON-CHALLENGE OF THE PATENTS................................. 21

ARTICLE 15 - CONFIDENTIALITY ............................................. 21

ARTICLE 16 - REPRESENTATIONS AND WARRANTIES............................... 22

ARTICLE 17 - RELIEF FROM OBLIGATIONS...................................... 24

ARTICLE 18 - TERM AND TERMINATION......................................... 25


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ARTICLE 19 - CONSEQUENCES OF TERMINATION.................................. 28

ARTICLE 20 - LICENSOR/LICENSEE MAY PERFORM COVENANTS...................... 29

ARTICLE 21 - GENERAL PROVISIONS........................................... 29

ARTICLE 22 - GOVERNING LAW AND DISPUTE RESOLUTION......................... 30


                                   SCHEDULE 1
                         LICENSED TECHNOLOGY AND PATENTS

                                   SCHEDULE 2
                                    PRODUCTS

                                   SCHEDULE 3
                                     NOTICES

                                   SCHEDULE 4
                              ARBITRATION PROCEDURE

                                   SCHEDULE 5
                            STANDARD LICENSEE REPORT

                                   SCHEDULE 6
                       PRODUCT PERFORMANCE SPECIFICATIONS



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                    TECHNOLOGY LICENSE AND SERVICE AGREEMENT


             THIS AGREEMENT is dated as of the 1st day of June, 1991


                                     BETWEEN


                  BATTERY TECHNOLOGIES (INTERNATIONAL) LIMITED a corporation incorporated under the laws of the Republic of Ireland


                                (the "Licensor")


                                     - and -


                              RAYOVAC CORPORATION,
                a corporation incorporated under the laws of the
               State of Wisconsin, in the United States of America


                                (the "Licensee")


RECITALS:

A. The Licensor has the ownership or control of certain technology and has agreed to license this technology to the Licensee to enable the Licensee to use it for the development, manufacture and sale of certain types of cylindrical re-chargeable alkaline manganese cells;

B. Licensor is willing to provide training services to assist Licensee in the manufacturing of such cells; and

C. The parties have agreed that they will discharge all of their respective obligations set forth in this Agreement.




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NOW THEREFORE IN CONSIDERATION OF THE PREMISES AND THE MUTUAL PROMISES AND
COVENANTS CONTAINED IN THIS AGREEMENT, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE LICENSEE AND LICENSOR AGREE AS FOLLOWS:

                             ARTICLE 1 - DEFINITIONS

1.1 In this Agreement the following words and expressions have the following meanings:

 (a) "Acceptance Date":     the relevant date determined in accor-
                            dance with section 18.1;

 (b) "Agreement":           this agreement, including Recitals and
                            Schedules;

 (c) "Exclusive":           in respect of the rights granted under
                            this Agreement that the Licensor will
                            not itself exercise those rights and will not authorize others to exercise those rights in the Territory;

 (d) "Hibar":               Hibar Systems Limited, its successors
                            and assigns;

 (e) "Improvement Patent":  any patent application filed or caused to be filed by the Licensee or Licen-
                            sor and any patents granted anywhere
                            in the world to the Licensor or Li-
                            censee in respect of Improvements;

 (f) "Improvements":        any further invention, idea, concept,
                            formula, design modification or devel-
                            opment of the Products which is based
                            on or derives from the Technology
                            and which improves service life or
                            other generally recognized aspects of
                            performance, reduces cost or other-
                            wise improves quality and concerning
                            which, if the same is to be trans-
                            ferred, the proposed transferor has the
                            right to effect the transfer to the other party;



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 (g)  "Licensee":           includes the Licensee, its permitted
                            successors and assigns and any person
                            to whom the Licensee has, with the
                            prior written agreement of the Licensor, disclosed the Technology;

 (h)  "License Date":       means the first day of June, 1991;

 (i)  "Licensor":           includes the Licensor, its successors
                            and assigns, including without limita-
                            tion any purchaser of the business of
                            such party or the acquirer of all or a
                            substantial part of the assets of that
                            business;
  (j) "Mechanical
      Improvments":        any Improvement that is based primarily
                           on an advance in  machine or process technology;


  (k) "Net Sales Value":   (i)  in the case of the Products sold

                                by the Licensee, and not returned, in the ordinary course of business to a customer at arm's length, the gross invoice price for each separate sales less any such direct sales tax, customs duties, insurance, brokerage or discount to customers, special packing and freight charges set out separately in the invoice, but inclusive of all indirect sales, manufacturers' or value-added taxes incorporated into the price of the goods; and




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                          (ii)     in the case of Products put into
                                   use, sold or transferred in any
                                   other manner by the Licensee,
                                   and not returned, the gross
                                   invoice price for each separate
                                   sale, less only the deductions
                                   mentioned above, which would
                                   have been charged on an
                                   equivalent sale at full market
                                   price to a customer at arm's
                                   length at the date of first use,
                                   sale or transfer as appropriate;

(l)      "Patents":       the issued patents and patent applica-
                          tions listed in Schedule 1, and where
                          the context permits, any Improvement
                          Patents and patent applications;

(m)      "Person":        any individual, partnership, limited
                          partnership, joint venture, syndicate,
                          sole proprietorship, company or cor-
                          poration with or without share capital,
                          unincorporated association, trust,
                          trustee, executor, administrator or
                          other legal personal representative,
                          regulatory body or agency, govern-
                          ment or governmental agency, author-
                          ity or entity however designated or
                          constituted;



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 (n) "Prime Rate":   the annual rate of interest, expressed
                     on the basis of a year of 360 days,
                     established from time to time by
                     Citibank, New York, (or in case there
                     is no such rate, as established by any
                     other major New York based bank
                     nominated by the Licensor) as the
                     reference rate of interest for the deter-mination of interest rates that
                     Citibank, New York, will charge to
                     customers of varying degrees of cred-
                     it-worthiness in the United States for
                     United States Dollar Demand Loans in
                     New York, New York (which may
                     not necessarily be the lowest rate at
                     which loans are made by Citibank),
                     which rate will be adjusted automati-
                     cally and without the necessity of any
                     notice to the Licensee upon each
                     change by Citibank;

 (o) "Products":     those products described in Schedule 2
                     of this Agreement;

 (p) "RTS":          931307 Ontario Limited, its succes-
                     sors and assigns;

 (q) "Technology":   the Patents and the research, develop-
                     ment and application of inventions,
                     patents, technical information, and
                     data relating to the design and produc-
                     tion of the Products as set out in
                     Schedule 2 and all Improvement Pat-
                     ents owned, controlled by or available
                     to the Licensor; and

 (r) "Territory":    the United States of America (includ-
                     ing Puerto Rico), the Republic of
                     Mexico, and any additional territory
                     as determined pursuant to this Agree-
                     ment.




1.2 The following schedules form part of this Agreement:



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        SCHEDULE 1 - Patents

        SCHEDULE 2 - Products

        SCHEDULE 3 - Notices

        SCHEDULE 4 - Arbitration

        SCHEDULE 5 - Standard

        SCHEDULE 6 - Product Performance Specifications

1.3 Headings are included in this Agreement for convenience of reference only and will not affect its construction or interpretation.

1.4 In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 Except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in lawful currency of the United States of America.


               ARTICLE 2 - GRANT OF LICENSE AND EXTENT OF LICENSE

2.1 Subject to this Agreement, the Licensor grants to the Licensee the Exclusive license, right, privilege and authority to use the Technology for the commercial manufacture of the Products in the Territory.

2.2 The Licensor grants to the Licensee a non-Exclusive license to use the Technology for research and development in the Territory.

2.3 The Licensor grants to the Licensee a non-Exclusive license to sell and distribute the Products in the Territory and in all places other than the Territory. The Licensee acknowledges that other Persons may have or receive comparable rights to sell and distribute the Products in the Territory.

2.4 Subject to this section, unless expressly permitted in writing in advance by the Licensor, the Licensee may not grant sub-licenses or transfer, assign or otherwise part with its rights (or any aspect of enjoyment of those rights) under this Agreement. The Licensor may decline its permission for any reason. All reasonable out-of-pocket costs greater than $1,000 incurred or reasonably anticipated to be incurred by the Licensor in its consideration of a request for permission must be paid by the Licensee forthwith upon demand by the Licensor. However, the Licensor will consent to a transfer or assignment by the Licensee to a person who acquires substantially all of the assets or business of the Licensee or to a wholly-owned subsidiary of the Licensee, provided that the assignment to the wholly-owned subsidiary will become void if and when the subsidiary ceases to be a wholly-owned subsidiary of the Licensee and, for greater certainty, that


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no assignment will relieve the Licensee from any of its obligations under this
Agreement. Any attempted assignment not in compliance with this section will be wholly void and without effect.

2.5 The Licensee acknowledges that the rights granted by the Licensor are and will be subject to the rights of Reliable Power Storage Inc., of Buffalo, New York ("RPS"), under a license agreement dated as of March 31 as amended by an agreement dated as of April 12, 1991, and comparable rights of RPS which the Licensor intends to grant to RPS with respect to the Republic of Mexico. The Licensor will not enlarge the rights currently granted to RPS within the Territory in any way that could reasonably be regarded as diminishing, to any material extent, the value of the rights granted to the Licensee in this Agreement.

        Licensor will take all steps legally permitted and reasonably available to it (including termination of the license agreement with RPS) to prevent the acquisition of such rights by another battery manufacturer, whether by assignment or sublicense of rights by RPS, acquisition of an interest in RPS or otherwise.

2.6 The Licensee may extend the Territory as follows:

     (a) on payment to the Licensor of U.S. $125,000 by April 15, 1992, in respect of the territories of the United Kingdom, France, Germany, Switzerland and Belgium, the Licensee will have a right of first refusal (as specified below) in respect of any license proposed to be granted by the Licensor in respect of any of these territories. This right of first refusal will be available as follows: so long as the right is available, the Licensor will not grant a license to commercially manufacture Products in a relevant territory without first presenting to the Licensee the major commercial terms of any proposed license and providing to the Licensee a period of (30) days within which to enter into a license agreement on those terms (the other terms to be substantially comparable to those of this Agreement) as prepared and presented by the Licensor in respect of that territory. If the Licensee does not exercise this right, the Licensor will be free to license any other Person in respect of that territory and on substantially equivalent terms during the period of one hundred and eighty (180) days following the thirty (30) day period, after which this right of first refusal will be applicable once again; and

     (b) on payment to the Licensor of U.S.$150,000.00 on the earlier of January 1, 1994 and the expiration of the thirty (30) day first refusal period specified in (a) above, the Territory and the rights granted in this Agreement will be extended to include the United


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          Kingdom on a non-Exclusive basis (such that the Licensor may grant comparable rights to others in respect of the United Kingdom). If this option is exercised, this Agreement will be amended, in respect of the rights of the Licensee in the United Kingdom, to the minimum extent required to maintain the business terms provided in this Agreement, but consistent with the application of United Kingdom or European Community law and regulations as agreed by the Licensor and Licensee, acting reasonably, or failing agreement, as determined by arbitration in accordance with Schedule 4.



                  ARTICLE 3 - PROVISION OF TRAINING,INSTRUCTION
                  ---------------------------------------------
                            AND TECHNICAL ASSISTANCE
                            ------------------------


3.1 The Licensor will, forthwith, disclose and provide or cause to be disclosed and provided, the Technology to the Licensee to enable the Licensee to use the Technology to manufacture Products having the performance and quality specifications set forth in Schedule 6.

3.2 The Licensor and the Licensee will discuss how best to instruct the Licensee's personnel in the use of the Technology. Instruction will take place at the premises of the Licensor or, if requested by Licensee, at the Licensee's premises at times and dates convenient to Licensor's employees. The Licensor and Licensee will co-operate to develop a Technical Assistance Memorandum that will set forth the times, duration, location and extent of any basic instruction and the terms on which the Licensor will provide additional technical assistance if requested by the Licensee. Licensee will pay a technical service fee (in the manner provided in Article 5) of $400,000 for basic instructions, which shall be completed within two years of the License Date. No additional fee shall be charged for such instructions to the extent they are provided at the premises of the Licensor, Battery Technologies Inc., Rechargeable Battery Research and Development Corp. ("R & D Co.") or Environmental Batteries Systems Inc.

3.3 In consideration of the technical service fee provided for in section 5.1, the Licensor will provide up to 35 man-days, as required, of training services to employees of the Licensee to enable them to work the Patents and to manufacture Products as aforesaid. For any additional services required, the Licensee will pay:

     (a) all the reasonable travelling, hotel and subsistence expenses incurred by or on behalf of the Licensor or its representatives in connection with providing any technical assistance requested by the Licensee;


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     (b)  a reasonable per diem fee in respect of each period of twenty-four hours or any part thereof for the services of each of the Licensor's representatives required by the Licensee for any period beyond the basic training period or for any period spent, at the request of the Licensee, at the premises of the Licensee; and

     (c) all reasonable disbursements or expenditures incurred by the Licensor for purposes of providing instruction or technical assistance to the Licensee beyond the basic training contemplated by sections 3.1 and 3.2.

3.4 The Licensee will obtain all necessary visas and work permits and other authorizations required by the Licensor's personnel visiting the Territory and for the Licensee's personnel outside the Territory.

3.5 The Licensor will use its best efforts (without requirement to expend funds and without reimbursement) to cause RAM Batteries Canada Inc. ("RBC") to make available to the Licensee, on such terms as may be agreed by RBC and the Licensee, the mercury-free primary battery technology that has been and is being developed by RBC.

3.6 The Licensor will use its best efforts (without requirement to expend funds and without reimbursement) to cause R & D Co. to discuss with the Licensee in good faith and with a view to agreement, a basis upon which the existing prototype manufacturing facilities that have been developed by R & D Co. will be made available on reasonable terms to or for the benefit of the Licensee to facilitate the Licensee's expeditious access to the Products. The parties recognize that, in any such lease or license agreement, all costs of retooling these facilities to accommodate the Licensee's raw materials, as agreed by R & D Co. and the Licensee, will be for the account of the Licensee.


                         ARTICLE 4 - NET SALES ROYALTIES
                         -------------------------------

4.1 Subject to this Agreement, the Licensee will pay to the Licensor, as a running royalty, three percent (3%) of the Net Sales Value in respect of each "agreement year" (as determined in accordance with Article 18), commencing on April 15, 1992.

4.2 If the running royalty is subject to any taxes, duties, fees or assessments which the Licensee is required to withhold under the laws of the Territory, the Licensor and Licensee will discuss in good faith revised arrangements designed to provide to the Licensor the full benefit of the payments provided for in this Agreement without increasing the costs to the Licensee provided for in this


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Agreement. However, failing agreement on revised terms, the terms of this
Agreement will apply as written and the running royalty will be paid net of any required withholding taxes, duties, fees or assessments. No royalty provided to be paid to the Licensor will be reduced or abated by any tax, duty, fee or assessment but will be fully paid to the Licensor on the basis set out in section 4.1.

4.3 The Licensee will invoice or be deemed to have invoiced all sales of the Products within seven (7) days after their shipment. Royalties arising under this License will be calculated by reference to the Net Sales Value in invoices rendered or deemed rendered during each calendar quarter in each Agreement year commencing on April 15, 1992, with pro-rated adjustments for royalties due in the first calendar quarter thereafter, and subject to subsequent agreement of the parties, will be paid in United States dollars within thirty (30) days after the end of each calendar quarter. All returns for credit of Product for which royalty has been paid will show as a credit against accrued royalties.

4.4 The rate of exchange to be applied to convert the currency in which invoices of the Licensee are made into United States dollars for purposes of calculating royalty payments will be the rate of exchange set by Citibank, in New York, New York (or by any other major bank nominated pursuant to subsection 1.1 (m)) for the purchase of United States dollars in New York, New York with such foreign currency as at the required payment date.

4.5 Without prejudice to any other right of the Licensor, and subject to section 20.1, if any payment due to the Licensor under this Agreement is not made on the due date, the Licensee will pay interest on the overdue payment at the rate of two (2) percent per annum in excess of the Prime Rate from time to time from the due date until actual payment.

4.6 If at any time it is not possible for the Licensee to remit royalties and other payments to the Licensor because of currency controls or other government intervention, and without prejudice to the Licensor's rights under Article 18 of this Agreement, all payments due to the Licensor will be deposited by the Licensee in a bank chosen, and in any commercially reasonable manner required by, the Licensor. Payments deposited, together with all interest accruing on them, will be the property of the Licensor.

4.7 On the termination of this Agreement for whatever reason, royalties will be paid in respect of all the Products put into use, sold or transferred but not yet invoiced and in respect of all Products manufactured and held by or on behalf of the Licensee but not put into use, sold or transferred. The Licensee may sell, in the ordinary course of its business, any product in respect of which Royalty has been paid.


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4.8 At the same time as payment is required of any royalty due hereunder, the
Licensee will submit to the Licensor a statement in writing in English in the form of Schedule 5. The Licensor may amend the form of Schedule 5 from time to time on thirty (30) days' notice to the Licensee, so long as the amendment does not require significant additional reporting by the Licensee or so long as the Licensee's consent, not to be unreasonably withheld or delayed, has been obtained. The Licensee will also provide within ninety (90) days after each calendar year end, an annual statement by a senior financial officer of the Licensee verifying that the Licensee's records have been reviewed by the auditors and that the royalty payments required under this Agreement have been made.

4.9 The Licensee will, at its own expense, keep proper records and books of account in accordance with generally accepted accounting principles in the Territory showing the quantity, description and price of the Products made, sold, used and transferred by the Licensee. The Licensor or its duly authorized agent or representative will be entitled to review and to take copies of or extracts from these books and records or have undertaken any verification or audit with respect thereto at any time, but not more frequently than annually, unless a prior review has indicated a significant failure of the Licensee to account or report fully, in which case reviews may be undertaken as frequently as requested by the Licensor during the ensuing year. The Licensee will retain all these books and records for a minimum of 5 years from the end of the fiscal period of the Licensee to which they relate. The Licensee will, when reasonably required by the Licensor, provide (free of charge to the Licensor) the services of a senior financial officer to assist the Licensor to understand and assess any of these books and records.

4.10 If any inspection or audit by or on behalf of the Licensor shows that the Licensee has failed to accurately complete the standard license report form or has failed to pay any royalties due under this Agreement, then without prejudice to the Licensor's other remedies, the Licensee will:

          (a) forthwith remit to the Licensor any unpaid royalties together with interest on the unpaid amount calculated as set out in
               Article 4.5 above; and

          (b) if the Licensee has failed to complete the standard report form or has failed to pay at least 95% of the royalties due under this agreement for the relevant period, pay all of the direct costs of the inspection or audit.

4.11 All royalty payments required to be made by the Licensee under this Agreement will be made by wire transfer or in other immediately available funds, as Licensor may direct in writing, and the costs or fees for the same will be boren by the Licensee.


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4.12 The provisions of this Article will remain operative notwithstanding termination or expiry of this Agreement until the settlement of all outstanding claims of the Licensor.


             ARTICLE 5 - TECHNICAL SERVICE FEE AND MINIMUM ROYALTIES
             -------------------------------------------------------

5.1 The Licensee will pay to the Licensor a technical service fee in the amount of $400,000 and a royalty in the amount of $100,000 (which royalty relates to the use of the Technology and related know-how or working the current Patents during the first contract year). The Licensee will pay forthwith the initial instalment of the technical service fee by directing the Canadian solicitors for the Licensor to release to the Licensor all but US$250,000 of a deposit in the initial amount of U.S. $500,000 currently being held in trust by them. The Canadian solicitors for the Licensor are hereby authorized and directed to release the remainder of the amount so held to the Licensor on November 30, 1991, to be applied as to US$150,000 to the remainder of the technical service fee and as to US$100,000 to a royalty for the use of the technology for the first contract year.

5.2 The Licensee anticipates that it will pay to the Licensor the following minimum royalty amounts in respect of the following years (individually an "agreement year") commencing on April 15, 1992:

                  year 1                    nil
                  year 2                    U.S. $200,000
                  year 3                    U.S. $300,000
                  year 4                    U.S. $500,000

        During the term of this Agreement, the Licensee will have the following right in respect of the first occasion on which the sum of the quarterly royalty payments made under Article 4 in any agreement year is less than the minimum annual payments required under Article 5. The Licensee may, within thirty (30) days after the relevant agreement year pay to the Licensor an amount sufficient to cause the sum of the quarterly payments made under Article 4 and the sum paid to equal the relevant minimum royalty. If this right is exercised, there will be no further consequences (except, for greater certainty, that this right will not be available again). If the Licensee fails to make a payment of this sort when the right to do so is available to it, or if the sum of quarterly royalty payments made is less than the required minimum royalty amount in respect of any subsequent agreement year, the Licensor will have the right, by notice given to the Licensee and without further formality, to cause any Exclusive right granted to the Licensee under this Agreement to become a non-Exclusive right, so that the Licensor may thereafter grant similar rights to any other Person, but


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this Agreement will otherwise remain in full force and effect in accordance with its terms.


                             ARTICLE 6 - PERFORMANCE

6.1 After the Acceptance Date, the Licensee will make commercially reasonable efforts to promote and expand the sale of the Products through the Territory and to this end will undertake such advertising and publicity and general market development activities as may reasonably be expected to bring the Products to the attention of as many purchasers and potential purchasers as possible, consistent with the Licensee's historical advertising and promotion practices for its battery products.

6.2 The Licensee will, annually and before the end of each agreement year, deliver to the Licensor, for informational purposes of the Licensor only, a business plan and forecast for the production of Products over the upcoming year. The Licensee's initial plan and forecast will be delivered within two (2) months after the Acceptance Date.


                         ARTICLE 7 - QUALITY AND MARKING

7.1 Licensee will exercise the same degree of care in the manufacture of commercial Products as it does in the manufacture of its battery products generally. Products destined for general commercial sales will be merchantable quality and shall be fit for their intended purposes.

7.2 Licensee will exercise the same degree of care in quality control and quality assurance over commercial Products as it does in the quality control and quality assurance over its battery products generally. Licensee may not sell second quality Products except as part of a bona fide second-quality sale or distribution program, consistent with the disposition of other goods Licensee may sell or distribute in the same or similar fashion.

7.3 The Licensee will be solely responsible to ensure that the Products and any packaging and markings comply with all rules, regulations and statutory requirements existing in the Territory and in any other jurisdiction in which the Products are sold.

7.4 The Licensee will indemnify the Licensor and hold the Licensor harmless against any claims, losses, costs, liabilities, obligations and expenses, including legal fees on a solicitor and his own client basis, arising out of or in connection with the Licensee's manufacturing, marking, packaging or sale of the Products,


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except such claims, losses, costs, liabilities, obligations and expenses as are found by a court of competent jurisdiction or by an arbitration tribunal constituted by agreement of the parties to be directly attributable to the gross negligence or wilful misconduct of the Licensor. The Licensee will have the right to assume carriage of any such proceeding brought against the Licensor subject to the Licensee holding the Licensor wholly harmless against any related costs.


                              ARTICLE 8 - INSURANCE

8.1 The Licensee will maintain, at its own expense, for the benefit of the Licensor (which in this section will be deemed to include Battery Technologies Inc., Rechargeable Battery Research and Development Corp. and Environmental Batteries Systems Inc. and all officers, directors, employees and agents of each, each of whom will be named as a jointly insured party), product liability insurance, in at least the same minimum amount (currently U.S. $31,000,000) as the Licensee maintains from time to time in respect of itself, against any claim in respect of defective Products, whether the claim is made during or after the period of this Agreement. The insurance policy will contain a waiver of any subrogation right against the Licensor (including each of the aforesaid). The nature and content of the insurance policy will be approved by the Licensor acting reasonably. The Licensee will provide evidence of insurance to the Licensor annually. The Licensor may require proof of payment and the last premium receipt at any time. The Licensee will disclose this Agreement to its insurers. The interest of the Licensor will be noted on the policy.


                            ARTICLE 9 - IMPROVEMENTS

9.1 If, while the Licensee is entitled to the use of Improvements pursuant to section 9.2(i), the Licensee produces, develops or acquires any Improvement over which the Licensee has unrestricted rights of transfer, and provided that the Licensor is not in breach of any material provision of this Agreement when the Licensee is able to effect a transfer of the technology respecting the Improvement, the Licensee will promptly notify the Licensor in writing of the Improvement giving details thereof and will provide to the Licensor free of payment all information or explanations the Licensor may reasonably require in order to understand the nature and significance of the Improvement. If the Licensee proposes to and does apply for intellectual property protection in respect of the Improvement, the Licensee will make the Improvement available to the Licensor at no cost to the Licensor, for the Licensor's own use and to make available to other licensees of the Licensor. The Licensor will not make any significant Improvement so developed by the Licensee available to its Licensees for a period of at least three (3) years after notice has been (or should have been) given as aforesaid.

        If, at any time when the Licensee is not entitled to the use of Improvements pursuant to section 9.2(i), the Licensee produces, develops or acquires any Improvement, the Licensee will advise the Licensor of the Improvement over which the Licensee has unrestricted rights of transfer in the manner specified above, but the Licensee will not be obliged to make the Improvement available to the Licensor except on the basis of agreement, if any, reached by the Licensee and the Licensor.

        Subject to section 9.3, if, within six (6) months after providing notice of an Improvement and the information described above, the Licensee elects not to apply for or otherwise avail itself of intellectual property protection in respect of the Improvement, the Licensee will inform the Licensor and the Licensor may apply for intellectual property protection for that Improvement. If the Licensor is entitled and wishes to apply for such intellectual property protection, the Licensee agrees to have itself and any person involved in the development of that Improvement cooperate in any way necessary to complete all papers and documents that are reasonably necessary for the filing, prosecution and issuance of intellectual property protection therefor in the name of the Licensor. The Licensee agrees to assign, and to maintain itself in a position to be able to assign, subject to Agreements with other Persons, its intellectual property rights to the Licensor free of charge as may be necessary or desirable in order to permit intellectual property protection to issue in the name of the Licensor. If the Licensor applies for intellectual property protection in respect of an Improvement produced, developed or acquired by the Licensee, the Exclusive license granted to the Licensee under this Agreement will include that Improvement, but no such assigned Improvement will be the basis of any royalty payment from Licensee to Licensor.

        9.2 (i) If while (a) the Licensee enjoys the status of an Exclusive licensee in accordance with section 2.1, or (b) the Licensee is responsible for paying royalties at the rate of at least three (3%) of the Net Sales Value, the Licensor produces, develops or acquires any Improvement in respect of which it is entitled to grant licenses or sublicenses, the Licensor will promptly notify the Licensee in writing giving details thereof and will provide to the Licensee free of payment all information and explanations, including the information referred to in section 9.1 above, as the Licensee may reasonably require to be able to decide whether it wishes to utilize the same. If the Licensee wishes to utilize the Improvement, the Licensee will be entitled to do so on the following basis. Subject to this section, the Licensee will be entitled to use the Improvement without amendment of this Agreement unless the Licensor and the Licensee agree that the running royalties provided for in Article 4 and/or the minimum royalties provided for in Article 5 should be changed. The Licensor and Licensee will discuss in good faith the appropriateness of amending either or both of these royalties in the case of any significant Improvement produced, developed or acquired by the Licensor and made available to the Licensee pursuant to this section 9.2. However, for greater certainty, nothing in this Agreement, other than the Licensee's further agreement, will obligate the Licensee to amend either of these royalties.

        (ii) If, at any time when the Licensee (a) does not have exclusive rights pursuant to section 2.1, or (b) the Licensee is not responsible for paying royalties at the rate of at least three percent (3%) of Net Sales Value, the Licensor produces, develops or acquires any Improvement, the Licensor will advise the Licensee of the Improvement over which the Licensor has unrestricted rights of transfer in the manner specified above, but will not be obliged to make the Improvement available to the Licensee except on the basis of an agreement, if any, reached by the Licensor and the Licensee.

         (iii) If an Improvement that the Licensee wishes to utilize is or involves a Mechanical Improvement owned by RTS or Hibar and in respect of which the Licensee purchases equipment that is proprietary to RTS or Hibar, and incorporates such an Improvement, commencing forthwith thereafter, the running royalty payable pursuant to section 4.1 will, in respect of all years thereafter until the expiration of the term, be four percent (4%). This provision will not apply to any other goods that the Licensee may purchase, directly or indirectly, from RTS or Hibar. It is agreed and understood that Licensee shall not be obligated to transfer any Improvement to Licensor under section 9.1 merely because Licensee is required to pay a royalty of 4% pursuant to this section 9.2(iii) in respect of a Mechanical Improvement unless, at the time transfer of such an Improvement would otherwise be required, Licensee also is operating under an Exclusive grant pursuant to section 2.1.

         (iv) This section 9.2 will apply to any Improvement that becomes owned by the Licensor pursuant to paragraph 9.1. Section 9.1 will apply mutatis mutandis to provide for the Licensee to apply for Intellectual Property protection in respect of an Improvement for which the Licensor fails to apply for intellectual property protection within six (6) months, to permit the Licensee to so apply in respect of its Territory as the same may exist at the time, subject to a royalty-free non-Exclusive license back to the Licensor (including the right of sublicense to its other licensees).

9.3 The operation of each of sections 9.1 and 9.2 (insofar as they provide for a right in favour of a party which does not develop or acquire an Improvement (the "Proposer") to acquire the intellectual property rights in the Improvement of the other party (the "Developer") will be circumscribed as follows. If the Developer, acting in good faith, proposes to protect its rights in the Improvement by virtue of secrecy, and if the Developer attempts to conduct itself so as to maintain the secrecy of the Improvement, the provisions of these sections will not apply to permit the Proposer to acquire ownership of the Improvement, the intent being that these provisions will apply only in respect of Improvements that the Developer does not propose to or does not protect.

9.4 The Licensee will ensure that all arrangements it makes with its employees and agents will be in compliance with the Licensee's standard procedures adopted from time to time with respect to the assignment and ownership of inventions made by its employees and agents.

9.5 For greater certainty, and subject to express provisions to the contrary in this Agreement, the Licensee will be solely responsible for the costs of intellectual property protection in respect of Improvements developed or acquired, and owned, by it.

9.6 The Licensee agrees that it fund further research and development by or on behalf of the Licensor to the extent that the same:

          (a) is intended to develop Products that contain no mercury in their formulae; and

          (b) will not obligate the Licensee to fund expenses of greater than US $100,000 in total under this Agreement.

         The Licensee will pay invoices for research and development expenses incurred by or on behalf of the Licensor as aforesaid promptly upon presentation of invoices with reasonable support, as required by the Licensee. Improvements developed by or on behalf of the Licensor in consequence of this program will be the property of the Licensor, but, for greater certainty, these Improvements will be subject to section 9.2, except that no Improvement funded pursuant to this section 9.6 will be subject to the duty to renegotiate royalties described in the first paragraph of section 9.2.


                       ARTICLE 10 - INTENTIONALLY DELETED
                       ----------------------------------



                          ARTICLE 11 - NON-COMPETITION
                          ----------------------------

11.1 The Licensee acknowledges the proprietary rights of Licensor in the Technology, that the Licensor carries on business throughout the world, that the Technology could be useful in the development of rechargeable battery cells other than the Products, and that if could be difficult to establish the improper use of the Technology in developments of alternative battery technologies. Accordingly, the Licensee will not, anywhere in the world:

     (a) so long as the Licensee enjoys the Exclusive status granted in section 2.1, directly or indirectly commercially manufacture, distribute or sell any rechargeable alkaline manganese battery, other than the Products; and

     (b) after termination of this Agreement, on any basis whatsoever (other than as specifically contemplated by this Agreement), make use of or practice any part of the Technology that satisfies all of the following criteria:

          (i)  it is used in Licensor's business;

          (ii) it is not known or readily ascertainable by other Persons in the battery business;

         (iii) it has economic value because it is neither known nor ascer-tainable as aforesaid; and

          (iv) it is the subject of reasonable efforts by Licensor to maintain its secrecy or proprietary nature.

          But for greater certainty this prohibition will not apply to prevent the Licensee's use of new information catalyzed by tHE Licensee's access to the Technology.

        If, at any time, the Licensor has grounds to believe that the Licensee is in breach of any provision of this Article 11, the Licensor may appoint any member of the firm of Arthur D. Little & Company Limited qualified to understand the issues raised by the grounds of suspicion to conduct a technical inspection of any relevant facility of or controlled by the Licensee and to report to the Licensor with respect to the validity of the grounds of suspicion. The Licensee will permit access to this facility and the assistance of a senior technical employee to permit the inspection to be fully achieved. If the inspection reveals no breach of this Article 11, the Licensor will bear the direct costs of inspection and no further inspection will be permitted under this provision for a further six (6) months. Otherwise, the Licensee will pay these costs forthwith and further inspections will be permitted at any time at which the Licensor has grounds to believe that there has been a further or continuing breach.

        The Licensee acknowledges that breach of these provisions will cause irreparable damage to the Licensor which could not be adequately compen-sated by damages and consents to the Licensor obtaining injunctive or other equitable relief in the event of breach.


                            ARTICLE 12 - INFRINGEMENT

12.1 The Licensee will forthwith give notice in writing to the Licensor of any infringement or suspected or threatened infringement in or outside the Territory of the Patents or the Technology which at any time comes to its attention.

12.2 The Licensor and the Licensee will thereupon discuss what steps should be taken to prevent or terminate such infringement including the institution of legal proceedings where necessary.

12.3 The Licensor has the right, if it elects to do so, to exercise sole control of the prosecution and all related settlement negotiations in connection with any infringement or suspected or threatened infringement in the Territory. If the Licensor elects to exercise this control, all proceedings and settlement expenses will, subject to section 12.6, be for the account of the Licensor.

12.4 If the Licensor elects to prosecute a claim for infringement, the Licensee will, to the extent, if any, reasonably necessary to initiate or maintain suit, consent to be added as a nominal party unless there is a reasonable basis for the Licensee's refusal. Without limitation, substantial prejudice to any legal or economic interest of the Licensee will be sufficient reason to withhold consent.

12.5 If the Licensor elects not to exercise sole control of any infringement proceedings in the Territory, the Licensee may commence proceedings in respect of the infringement or suspected or threatened infringement. The Licensee may join the Licensor as a nominal party if necessary to establish standing to initiate or maintain suit. All proceedings and settlement expenses will, subject to section 12.6, be for the account of the Licensee.

12.6 All proceeds of infringement proceedings will be applied first against the uncompensated costs of the proceedings and any similar previous proceedings, and second against any amounts owing to the Licensor under this Agreement. Any excess proceeds will be divided equally between the Licensor, on the one hand, and all permitted Licensees rateably in proportion to their contribution to the cost of abatement in respect of the infringement in Territory, on the other.


                     ARTICLE 13 - MAINTENANCE OF THE PATENTS
                     ---------------------------------------

13.1 The Licensor will, during the therm of this Agreement pay all necessary fees and make any necessary filings to maintain in good standing the rights to the Technology that it has granted to the Licensee, including the Patents and patent applications and Improvements owned by the Licensor.

13.2 Provided that it has fulfilled its obligations pursuant to section 13.1, the Licensor may abandon, surrender or cease to maintain any of the Patents or patent applications, provided that at lease three (3) months prior to the date of abandonment or surrender or, as appropriate, the deadline for taking action necessary to maintain the Patents or patent applications, the Licensor notifies the Licensee of its intentions and offers to assign, for nominal consideration, to offset the cost of transfer, the Patents or patent applications in question and relating to the Territory to the Licensee. If the Licensee elects to maintain any of these Patents or patent applications, the Licensee may deduct from any amount otherwise due to the Licensor, the amount of the direct maintenance costs involved.


                    ARTICLE 14 - NON-CHALLENGE OF THE PATENTS
                    -----------------------------------------

14.1 The Licensee will not challenge the validity of any patent applied for by or granted to the Licensor in any jurisdiction, containing claims which are the same or substantially the same as the claims contained in any of the Patents, or containing claims which otherwise restrict unlicensed use of the Technology or Products, to the extent that the claims cover the Products, unless the Licensor has abandoned the same. The Licensor will be deemed to have abandoned the right to a claim in a patent if and only if it has formally abandoned the same.


                          ARTICLE 15 - CONFIDENTIALITY
                          ----------------------------

15.1 During the term of this Agreement and thereafter, each party will keep and it will ensure that its directors, officers, employees and contractors keep secret and confidential the Technology and any other confidential information communicated to it by the other and will not disclose any part of the Technology or confidential information to any Person other than to its directors, officers, employees or contractors directly concerned in the manufacture, use or sale of the Products, on a "need to know" basis. Without limitation of the foregoing, the receiving party will safeguard the secrecy and confidentiality of the Technology or confidential information to the same extent and in the same manner as it does its own confidential technology and business.

15.2 The foregoing provisions of this Article and Article 11 will not apply to impair in any way the Licensor's or the Licensee's rights to exploit the Technology or to Technology or confidential information that:

     (a) is, or without fault on the part of the receiving party, its directors, officers and employees becomes, public knowledge and freely available to competitors of the disclosing party;

     (b) has been received by the receiving party from a Person not obligat-ed, directly or indirectly, to maintain the same in confidence; or

     (c) is already known to the receiving party, as demonstrated by a writing made and in existence prior to the date of execution of this Agreement.

15.3 During the period of this Agreement and at any time thereafter, the receiving party will, upon the request of the disclosing party but at its own expense, take all steps the disclosing party may require to enforce any confidentiality undertaking given by a director, officer, employee or contractor of the receiving party including initiating and prosecuting legal proceedings throughout trial and enforcing any judgment obtained. All steps to be taken by the receiving party under this Article 15 will be taken as expeditiously as possible.

15.4 Without limitation of the foregoing, the obligations of the receiving party under this Article 15 apply to the disclosure of any information concerning the Technology or other information related to the Products to any Person engaged to construct, install or service any relevant manufacturing plant or equipment or confidential information respecting the business of the disclosing party.

15.5 The Licensee and the Licensor will each indemnify the other and will hold the other harmless against any claim, loss, damage or liability resulting to a disclosing party and demonstrated by it to be attributable to any improper or negligent disclosure of the Technology or confidential information, or by any of the relevant Persons referred to in this Article 15 together with all costs and expenses of the disclosing party (including all reasonable legal fees paid) in connection therewith. For greater certainty, this section will not operate to prevent the Licensor from making disclosure of the Technology in connection with any license or proposed license that it is permitted to grant or any right that it is permitted to exercise, that is not in derogation of this Agreement.

15.6 No news release or other communication of information to the public concerning this Agreement or any information contained or referred to, other than summary information noting the existence and basic purport of this Agreement, may be made by or on behalf of either of the parties, and neither party will distribute any prospectus, offering memorandum, business plan or similar financing document containing information relating to this Agreement, unless the text of the same has been approved by the other, acting reasonably. These restrictions will not apply to prevent the release of information on a timely basis as required by securities or other applicable regulatory law, but every effort will be made, in case of a release to satisfy obligations of this sort, to provide advance notice to and to seek the concurrence of the other party in the form of the release.


                   ARTICLE 16 - REPRESENTATIONS AND WARRANTIES
                   -------------------------------------------

16.1     The Licensor represents and warrants that:

     (a) it has been duly incorporated and is currently in good standing under the law of Ireland and has the capacity, right and authority to enter into this Agreement;

     (b) the Patents and the patent applications described in Schedule 1 have been issued by and filed with the appropriate authorities in the jurisdictions indicated in Schedule 1;

     (c) to the best of its knowledge and belief, neither the Technology nor any Product infringes any patents, trade marks, trade names, copyright or industrial, intellectual or proprietary rights owned by any third Person;

     (d) it has and will maintain sole ownership and/or control over the licensing of all Improvements so that it will be able to maintain, in respect of those Improvements, the Exclusivity to be provided to the Licensee pursuant to this Agreement;

     (e) it has in current effect with each of its senior technical personnel employment or consulting agreements that provide that Improvements developed by these personnel will accrue to the benefit of the Licensor and that these personnel may not compete, for reasonable times after termination of their engagement, with the business of the Licensor; and

     (f) the Technology in its current state, as disclosed to the Licensee, is capable of making Products of commercially acceptable quality (in accordance with Schedule 6) in commercially reasonable quantities using available equipment, in compliance with Schedule 2.

        Without limitation of the Licensee's rights on breach of the warranty set forth in subsection 16.1(e), if any employee of or consultant to the Licensor breaches his or her agreement by competing, the Licensor will com-mence and pursue aggressive legal proceedings to stop the competition. During the period of any material competition, the applicable royalty rate then payable by the Licensee to the Licensor will be abated by 50%.

16.2 Apart from the provisions of Article 16.1, the Licensor makes no representations, guarantees or warranties, express or implied, respecting the Technology or respecting the performance of the Product.

16.3     The Licensee represents and warrants that:

     (a) it has been duly incorporated and is currently in good standing under the law of Wisconsin and that it has the capacity, right and authority to enter into this Agreement;

     (b) it has diligently undertaken all necessary actions and arrangements to ensure that it has or will have the ability and capacity to manu-facture, market and sell the Products; and

     (c) the entering into of this agreement will not result in a contravention of its constating documents or a breach of, or default under, any law, regulation, agreement, commitment or undertaking by which it or any of its affiliates is bound.


                      ARTICLE 17 - RELIEF FROM OBLIGATIONS

17.1 Neither party will be liable under this Agreement for failure to carry out its provisions to the extent that such failure is caused by sabotage, fire, flood, acts of God, civil commotions, riots, insurrections, wars, acts of any governmental authority or priorities granted at the request or for the benefit, directly or indirectly, of any governmental authority or any other similar cause beyond their respective control (excluding, for greater certainty, financial inability) and which was not reasonably foreseeable as of the License Date ("Force Majeure"). The Licensor or the Licensee, as the case may be, will promptly inform the other of the existence of any condition of Force Majeure and will consult together to find a mutually acceptable solution to any impediments to the fulfillment of their respective obligations under this Agreement.

17.2 If a condition of Force Majeure prevents a party from carrying out the provisions of this Agreement and the condition continues for a period longer than one hundred and fifty (150) days, the other party may:

     (a) (i) if the prevention involved deprives the other party of substantial benefit under this Agreement, terminate this Agreement by written notice specifying the relevant event and giving a termination date that is no less than thirty (30) days after the date of notice, in which case, unless the party notified has remedied the event within the thirty (30) days, this Agreement will terminate as of the designated date (provided that this right will be exercisable only with respect to any particular country affected by the Force Majeure); and

          (ii) otherwise, elect to convert the status of the Licensee to a non-Exclusive status by written notice specifying the event and giving a conversion date that is no less than thirty (30) days after the date of notice. Unless the party notified has remedied the event within the thirty (30) days, the status of the Licensee will be so converted as of the designated date; or

     (b) if the Force Majeure involved relates to the Licensor and applies so as to deprive the Licensee of substantial benefit under this Agreement, the Licensee may by written notice specifying the relevant event and providing a date that is not less than thirty (30) days after the date of notice, amend this Agreement so that, in respect of any particular country affected, the Licensee would continue to employ the Technology, paying royalties at the rate of fifty percent (50%) of those otherwise applicable to the that country, and without other substantive obligation under this Agreement.


                        ARTICLE 18 - TERM AND TERMINATION
                        ---------------------------------

18.1 This Agreement will commence on the License Date and, subject to this Agreement, will terminate on the expiry of the last to expire of the Patents. Provided, however, that no royalty payments will be due to the Licensor for any part of the term during which the only extant Patents issued are in respect of Licensee Improvements.

         Notwithstanding the foregoing, the Licensee will be entitled to a refund of the balance of the technical services fee and royalty referred to in section 5.1 and released on November 30, 1991, unless the "Acceptance Date", as defined below, from which relevant "agreements years" will be dated, has occurred by April 15, 1992. The Acceptance Date means the date on which the first of the following occurs:

     (a) the Licensee is able to use the Technology to produce, at its exist-ing facilities in the United States of America, commercially accept-able batteries in commercial quantities that fully satisfy the specifications set forth in Schedule 6; and

     (b)  the Licensee waives the requirement referred to in (a).

        If the Acceptance Date has not occurred by April 15, 1992, each of the Licensor and the Licensee will have the right at any time thereafter and prior to the Acceptance Date to terminate this Agreement by notice given to the other party to this effect. Notice given by the Licensor must provide for repayment to the Licensee, forthwith, of the full amount (US$500,000) originally deposited by the Licensee with the Canadian solicitors of the Licensor. Upon notice being given by the Licensee, the Licensor will, forthwith, repay to the Licensee US$250,000. The Licensor will, if requested by the Licensee, provide collateral security for repayment of the US$250,000 repayable by it in the latter case, by way of a first charge on the prototype manufacturing facility of R & D Co. referred to in section 3.6.

18.2 The Exclusivity of the grant made in section 2.1 will expire at the end of the third agreement year and, subject to this Agreement and any subsequent agreement of the parties, the running royalty rate provided for in section 4.1 will, with respect to agreement in years thereafter, be one and one-quarter percent (1 1/4%) for the immediately ensuing two (2) agreement years, one percent (1%) for the next subsequent two (2) agreement years, three-quarters of one percent (0.75%) for the next eight (8) agreement years and zero percent (0%) thereafter. If, prior to the expiration of the third "agreement year", the Licensor and the Licensee have not agreed upon a basis for extending the Exclusivity grant pursuant to section 2.1 for the duration of the term of this Agreement, the Licensee may continue to use the Technology for the commercial manufacture of Products in the Territory (as the same may exist at the relevant time), but the Licensor may grant equivalent rights to other Persons in respect of that Territory, all on a non-Exclusive basis. For greater certainty, upon termination of its exclusivity, the Licensee may not maintain exclusivity by paying the minimum royalties provided for in section 5.3.

        The Licensor agrees that if the exclusivity of the Licensee is terminated by the Licensor for any reason whatsoever, it will not grant a license to any Person on terms that are materially, in the aggregate, more favorable than those then available to the Licensee, and further that any such license will provide for a royalty payable to the Licensor that is at least .5% greater than that then payable by the Licensee (whether by virtue of a higher royalty rate reserved in such license or by virtue of a reduction in the royalty rate applicable to the Licensee).

18.3 Either party may terminate this Agreement forthwith at any time by written notice to the other party if the other party is adjudged bankrupt or files a voluntary petition in bankruptcy or similar legislation for the relief of debtors, or makes an assignment for the benefit of its creditors generally, or if any proceedings for dissolution or winding -up are commenced (other than by way of voluntary winding-up or dissolution for the purposes of amalgamation or reconstruction) or a receiver or receiver manager and manager is appointed in respect of its undertaking or all or part of its assets which matter is not vacated or discharged within sixty (60) days.

18.4 The Licensor may immediately terminate this Agreement by written notice to the Licensee on the occurrence of any of the following events:

     (a) if the Licensee fails to perform or otherwise breaches in a material way any of its obligations under Article 15;

     (b) if the Licensee fails to perform or is otherwise in breach of its obligations under Articles 6, 7 or 8 and the breach continues for thirty (30) days after written notice specifying the breach is given to the Licensee, or if the breach occurs within three (3) years of a similar breach, written notice of which has been given to the Licensee;

     (c) if any representation or warranty of the Licensee contained in this Agreement proves to be materially untrue; or

     (d) if the Licensee fails to make any payment under this Agreement when due and the failure to pay continues for more than thirty (30) days, or if the Licensee engages in persistent, wilful and unjustified failure to make payments when due under this Agreement.

18.5 (a) If, at any time during the Term, a competitor of the Licensee in the Territory develops and manufactures (other than by virtue of a permitted license granted by the Licensor) a Product that has performance characteristics equivalent to or better than those available to the Licensee under this Agreement, the Licensee may give notice to the Licensor. Thereafter, the Licensor will have a period of one year to make available Improvements that would result in superior Products being available to the Licensee, failing which the applicable royalty rate payable "by" the Licensee will, after the one year, will be reduced by 50% until the situation is remedied. If the situation continues for a further three years, the applicable royalty rate will be reduced to 0% for the remainder of the Term.

     (b) In addition to the rights of the Licensee as provided in section 18.2, the Licensee may, at any time during which its rights are Exclusive, give one year's notice to the Licensor of a desire to reduce the applicable royalty rate. Immediately after the one-year period, all Exclusive rights of the Licensee will become non-Exclusive and, at the conclusion of the notice period, the applicable royalty rate will be reduced to one and one-half percent (1 1/2%) for the immediately ensuing three (3) agreement years, three-quarters of one percent (0.75%) for the next twelve (12) agreement years and zero percent (0%) thereafter.

18.6 The Licensee may terminate this Agreement at any time during the term if the Licensor fails to perform or is otherwise in material breach of any material obligation or representation and the breach continues for thirty (30) days after written notice specifying the breach is given to the Licensor, or if the breach occurs within three (3) years of a similar breach, written notice of which has been given to the Licensor.

18.7 The Licensee may, at any time after the Acceptance Date, on six (6) months' notice to the Licensor, and subject to due performance in the interim, terminate this Agreement.


                    ARTICLE 19 - CONSEQUENCES OF TERMINATION
                    ----------------------------------------

19.1 Subject to this Article 19, if this Agreement is terminated by either party:

     (a) the Licensee will return promptly to the Licensor all material in its possession related to the Products and the Technology and all copies thereof, except that one sealed copy may be provided to the then outside United States solicitors to the Licensee for use only in connection with any arbitration or litigation arising under or from this Agreement, and will pay promptly any and all royalties owing by it to the Licensor under the provisions of this Agreement;

     (b) all rights and licenses granted by the Licensor hereunder will cease automatically to be of any force and effect and the Licensee will cease using the Technology for any purpose except as specifically permitted in this Agreement.

19.2 If this Agreement is terminated by the Licensee under the circumstances set out in section 18.3 or 18.6 (other than because the representation of section 16.1(f) proves to be untrue), the Licensee will hold a fully-paid, royalty free


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



license entitling it to use the Technology on the basis set forth in this Agreement, as it may otherwise exist at the time.

19.3 If this Agreement is terminated by the Licensor under the circumstances set out in section 18.3 or for material breach by the Licensee, the Licensor will hold a fully-paid, royalty free license entitling it to use any Improvement referred to in section 9.1 and previously used by the Licensor on the basis of an agreement as referred to in section 9.1, on the basis set forth in that agreement, as it may otherwise exist at the time.

19.4 Termination of this Agreement will be without prejudice to accrued rights of either party up to the date of termination of this Agreement arising out of any antecedent breach of or liability under this Agreement and, unless termination is effected by the Licensor for a breach of Article 7 that has not been cured by the Licensee, without prejudice to the right of the Licensee to pur into use, sell or transfer inventory of Products on hand at the date of termination.


              ARTICLE 20 - LICENSOR/LICENSEE MAY PERFORM COVENANTS
              ----------------------------------------------------

20.1 If a party fails to perform any covenant contained in any of sections 3.3, 3.4, 8.1 and 15.3 of this Agreement, the other party may, in its discretion, perform any such covenant capable of being performed by it and if any covenant requires the payment of money the performing party may make such payments. All payments so made will be repaid forthwith by the defaulting party and will bear interest until payment in full with interest as provided for in section 4.5.

20.2 Provided that, notwithstanding section 4.5, if a party fails to perform any covenant requiring the payment of money and the failure forms part of persistent, willful and unjustified conduct, or is wilful and unjustified and does not result from a disagreement in good faith as to the requirement to make the payment, interest will be payable at the rate of five (5) percent per annum in excess of the Prime Rate from time to time from the due date until actual payment and not at the rate otherwise specified in section 4.5.

                         ARTICLE 21 - GENERAL PROVISIONS

21.1 The failure of either party at anytime to require performance by the other party of any provisions of this Agreement will in no way affect the right of such party to require performance of any provisions and any waiver by any party of any breach of any provisions of this Agreement will not be construed as a waiver of any continuing or succeeding breach of such provisions or any other provisions of this Agreement.



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



21.2 This Agreement will be complete when a counterpart has been signed by each of the parties and delivered by each to the other. This Agreement constitutes the entire agreement between the parties, and will replace in its entirety a precedent letter agreement dated April 26, 1991 and a percent technology license and service agreement dated as of the first day of June, 1991. No modification, alteration or waiver of any of the provisions of this Agreement will be effective unless in writing and signed on behalf of each of the parties.

21.3     Time will be of the essence of this Agreement.

21.4 Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. For any provision so severed there will be deemed substituted a like provision to accomplish the intent of the parties as closely as possible to the provision as drafted, as determined by any Court or arbitrator having jurisdiction over any relevant proceeding, to the extent permitted by the applicable law.

21.5 Any notice or communication to be given or made hereunder will be deemed to be properly given or made if sent to the addresses and to the attention of the persons set out in Schedule 3 to this Agreement:

     (a)  on the earlier of actual delivery and (however delivered) forty-eight
          (48) hours after being sent by delivery by a commercial courier service; or

     (b) on the day following which any cable, telegram, telex or telecopier message is sent.

                ARTICLE 22 - GOVERNING LAW AND DISPUTE RESOLUTION
                -------------------------------------------------

22.1 This Agreement is governed by the laws of Ontario. Any dispute will be subject to and determined in accordance with Ontario law as the substantive law of this Agreement without reference or renvoi to any other law as the proper law of this Agreement.

22.2 The parties will attempt to resolve in good faith any disagreement or controversy arising under this Agreement or out of their relationship established under it. The parties will consider, but need not adopt, as a formal tool of dispute resolution the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources, New York, New York. All controversies, differences and disputes that can not be resolved consensually by the parties will be submitted to binding arbitration in accordance with the procedures set forth in Schedule 4.

        Notwithstanding the foregoing, if the actions or inactions of a party are, in the honest belief of the other party, producing or likely to produce irreparable harm that can not be adequately compensated for by damages or that will result in damages that are difficult to estimate, the aggrieved party may apply to a Court for injunctive or mandatory injunctive relief to remedy the situation pending the conduct of mediation or arbitration.

IN WITNESS WHEREOF THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS

                                                  BATTERY TECHNOLOGIES
                                                  (INTERNATIONAL) LIMITED


                                                  Per: /s/ T.C. Reilly
                                                       -----------------------=

                                                                     c/s

Place:   Shannon, County Clare,                   Per:/s/ A. Coughlan
         Republic of Ireland                           ------------------------



                                                  RAYOVAC CORPORATION


                                                  Per:/s/ Trygve Lonnebotn
                                                      -----------------------=

                                                                       c/s

Place:   Madison, Wisconsin                       Per:/s/ James A. Broderick
         United States of America                     ------------------------

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